UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2007

H2DIESEL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-51903	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11111 Katy Freeway, Suite 910 Houston, Texas 77079
(Address of principal executive offices)(Zip Code)

(713) 973-5720
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 22, 2007, the Board of Directors of H2Diesel Holdings, Inc., a Florida corporation (the “Company”), appointed James Robert Sheppard, Jr. and Steven F. Gilliland as directors of the Company, effective August 22, 2007 for Mr. Sheppard and August 27, 2007 for Mr. Gilliland.

James Robert Sheppard, Jr. Mr. Sheppard is currently the Managing Director of J.R. Sheppard & Company LLC where his current assignment, initiated by the Infrastructure Experts Group, an organization formed under the auspices of the United Nations, is to arrange capital markets financing for up to two developing country infrastructure projects as part of a Demonstration Project financed by the Swiss Agency for Cooperation and Development.

Previously, Mr. Sheppard was a consultant on numerous assignments for The World Bank that included advising on structures to mitigate foreign exchange risk for electric power and water projects in developing countries and applying partial risk guarantees in the transport sector and local capital markets financing for infrastructure. Mr. Sheppard also held numerous positions at Bank of America that included Managing Director and Co-Head of the Global Project Finance Group where he was specifically responsible for electric power, oil and gas, and supervised teams in London, Hong Kong, and Sidney. Mr. Sheppard holds a JD and an MBA from the University of North Carolina at Chapel Hill.

Stock Options for Mr. Sheppard. In connection with his appointment, on August 22, 2007, the Board granted Mr. Sheppard options to purchase 100,000 shares of the Company’s common stock at an exercise price of $6.00 per share, the closing price of the Company’s common stock on the OTC Bulletin Board on August 22, 2007. 50,000 of these options vested immediately upon the grant date and the remaining 50,000 options vest on the first anniversary of the grant date, provided that Mr. Sheppard continues to be a director on such date. The options expire on August 22, 2012, unless sooner exercised.

Steven F. Gilliland.  Mr. Gilliland currently is the Executive Vice President of Operations for Synenco Energy Inc., a Canadian oil sands energy company, where he is responsible for the Company’s operations and development activities. He also is the founder, President and Chief Executive Officer of Federal Power Company, LLC, which is focused upon strategic power generation opportunities including greenfield and brownfield development, divestitures, and energy industry consulting.

For over 25 years, Mr. Gilliland has held prominent positions in the energy sector, including: nine years with Duke Energy Corporation, most recently as Senior Vice President-Asset Management for Duke Energy North America (DENA), where he was responsible for profit, loss and project and portfolio management for the DENA’s ownership interests in 14,000 MW of operating plants and 4,000 MW of projects under construction on 29 sites around the United States; President and Chief Executive Officer of Proler International Corporation, a New York Stock Exchange-traded public company involved in the recovery, recycling, and processing of metals and industrial wastes; as the President and Chief Executive Officer of Proler International Corporation, a New York Stock Exchange-traded public company involved in the recovery, recycling, and processing of metals and industrial wastes, Senior Vice President and founder of CRSS Capital Inc., a company involved in development and asset management for coal, gas, wood and refuse-fired cogeneration projects; and Senior Vice President and Chief Operating Officer of Transco Power Company. Mr. Gilliland holds an MBA from the Harvard Business School, a Masters Degree in Architecture and Urban Planning from Princeton University and a Bachelors Degree in Architecture from the University of Virginia.

Stock Options for Mr. Gilliland. In connection with his appointment, on August 22, 2007, the Board granted Mr. Gilliland options to purchase 100,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the OTC Bulletin Board on August 27, 2007. 50,000 of these options vested immediately upon the grant date and the remaining 50,000 options vest on the first anniversary of the grant date, provided that Mr. Gilliland continues to be a director on such date. The options expire on August 27, 2012, unless sooner exercised.

A copy of the form of Independent Director Stock Option Agreement is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2007.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release regarding James Robert Sheppard, Jr.
99.2	Press Release regarding Steven F. Gilliland

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 27, 2007	/s/ David A. Gillespie
Name: David A. Gillespie Title: Chief Executive Officer